EXHIBIT 10.9

AGREEMENT

THIS AGREEMENT is made effective as of October 17, 2011, by and between Southern Bank (the “Bank”) and David J. Tooley (the “Director”).

WHEREAS, the Bank wishes to assure itself of the services of the Director and to induce the Director to remain in office until he voluntarily terminates his service on the Board or is not reelected to the Board.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

Section 1.            Definitions

The following words and phrases when used in this Agreement with an initial capital letter, shall have the meaning set forth below unless the context clearly indicates otherwise.  Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.

“Beneficiary” means the person or persons designated by the Director to receive any benefits payable under the Agreement in the event of such Director’s death.  Such person or persons shall be designated by the Director in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Director’s surviving spouse, if any, or if none, his estate.

“Board” means the Board of Directors of the Bank.

“Termination for Cause” means the Director’s termination upon intentional failure to perform stated duties, personal dishonesty which results in loss to the Bank or one of its affiliates, willful violation of any law, rule, regulation, (other than traffic violations or similar offenses) or, a final cease and desist order which results in substantial loss to the Bank or one of its affiliates.

“Vested Percentage” means the following:

Years of Service
as a Director	Vested Percentage
5	50%
10	75%
15 or more	100%

“Years of Service” means the total number of years of service by the Director on the Board, including years of service prior to the Bank’s mutual-to-stock conversion.

Section 2.            Benefits

(a) Upon the Director’s termination of service on the Board on or after the date the Director attains age 60, the Director (or in the event of his death, his Beneficiary) shall receive five payments, in cash, equal to the product of (i) his Vested Percentage and (ii) the total cash fees paid to the Director for attendance at regular meetings of the Board during the calendar year preceding his termination of service on the Board.  Such payments shall commence on the first anniversary and end on the fifth anniversary of the date of the Director’s termination of service on the Board.  Notwithstanding the foregoing, no benefits shall be payable under the Agreement to the Director in the event of the Director’s Termination for Cause.

(b)  The benefits payable under the Agreement shall constitute an unfunded, unsecured promise by the Bank to provide such benefits in the future, as and to the extent such benefits become payable.  Benefits shall be paid from the general assets of the Bank, and no person shall, by virtue of this Agreement, have any interest in such assets (other than as an unsecured creditor of the Bank).

(c)  Except as otherwise provided by this Agreement, it is agreed that neither the Director nor his Beneficiaries (if any) shall have any right to commute, sell, assign, transfer, encumber and pledge or otherwise convey the right to receive any benefits hereunder, which benefits and the rights thereto are expressly declared to be nonassignable and nontransferable.

(d)  The rights of the Director and of his Beneficiary (if any) under this Agreement shall be solely those of an unsecured creditor of the Bank.

Section 3.           Miscellaneous

(a)  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)  This Agreement shall not be deemed to constitute a contract, express or implied, for future services by the Director.

(c)  No member of the Board shall be liable for any determination made in good faith with respect to the Agreement or the benefits payable hereunder.  If a member of the Board is a party of is threatened to be made a party to any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Agreement, the Bank shall indemnify such member against expenses (including attorneys’ fees), judgements, finds and amounts paid in settlement actually and reasonable incurred by him or her in connection with such action ,suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Bank and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(d)  The Agreement shall be governed and construed under the laws of the State of Missouri.

(e)  This Agreement shall be effective as of the date first written above.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed in its corporate name by its duly authorized officer, impressed with its corporate seal, and properly attested to as of the 17th day of October, 2011.

SOUTHERN BANK

Attest: /s/ Lorna J. Brannum	By: /s/ Greg A. Steffens

Witness: /s/ Samuel H. Smith	/s/ David J. Tooley
David J. Tooley